Exhibit 3.35

LIMITED LIABILITY PARTNERSHIP AGREEMENT IN RESPECT OF

TRONOX INTERNATIONAL FINANCE LLP

BETWEEN

TRONOX GLOBAL HOLDINGS PTY LIMITED

AND

TRONOX LIMITED

THIS AGREEMENT is made on                      BETWEEN each of the Initial Members and the LLP

WHEREAS:

(A)	In connection a proposed acquisition by Tronox Incorporated of the Australian mineral sands business of Exxaro Resources Limited, a limited company organized and existing under the laws of the Republic of South Africa (the “Proposed Transactions”) the Members have agreed to form the LLP.

NOW it is agreed as follows:

1	Definitions and interpretation

1.1	In this agreement:

“Accountants” means the accountants specified in Schedule 1 or such other accountants as may from time to time be appointed in accordance with the provisions of this agreement;

“Accounts Date” means the date in each year specified in Schedule 1, or such other date as may be determined in accordance with the provisions of this agreement as the date upon which an Accounting Period is to end, and references to ‘an Accounts Date’ shall be construed accordingly;

“Accounting Period” means the period for which the Members may determine that the accounts of the LLP are to be made up and references to ‘an Accounting Period’ shall be construed accordingly;

“Accounting Standards” means all standards from time to time accepted by the accountancy profession as relevant to the preparation of LLP accounts including (but without limitation) the Generally Accepted Accounting Principles, all Statements of Standard Accounting Practice and all Statements of Recommended Practice;

“Act” means the Limited Liability Partnerships Act 2000;

references to “allocated profits and losses” are references to profits and losses of the LLP that have been allocated as a result of the LLP determining that such profits and losses shall be divided in accordance with the arrangements for the sharing of them contained in this agreement;

“Bank” means the bank specified in Schedule 1 or such other bank as may from time to time be appointed as the lead bank of the LLP in accordance with the provisions of this agreement;

references to “capital” are references to the net capital of the LLP as shown in any balance sheet prepared in accordance with the provisions of this Agreement as belonging to the Members and being the excess of the assets of the LLP over all its liabilities (such liabilities including, for the avoidance of doubt, all current accounts held by Members and any loans due to be repaid to them, and after the release to them of any tax reserves held for them);

“Commencement Date” means the date specified in Schedule 1;

“Companies Acts” means the Companies Acts 1985-2006 as varied by the Act to apply to LLPs;

references to “contributions” are references to amounts of money paid by any Members into the banking accounts of the LLP or the net value of any assets transferred by them to the LLP;

“Designated Members” means such Members as are from time to time notified to Companies House by the LLP as being Designated Members for the purposes of the Act and the first Designated Members shall be such of the Initial Members as are named in Schedule 1 as Designated Members;

“Initial Members” means those Members whose names and addresses are set out in Schedule 1;

“LLP” means Tronox International Finance LLP registered at Companies House with number OC375032;

“Members” means such of the Initial Members, and any other persons who shall subsequently sign such a memorandum of appointment as is referred to in clause 2.6 below which shall indicate that they are to be regarded as a Member, who remain members in the LLP from time to time and references to ‘a Member’ or ‘Members’ shall be construed accordingly;

“Membership Interest” means the interests of the Members in the LLP which determine the rights of such Members to vote in respect of matters affecting the LLP and to share in the capital and profits of the LLP; the Membership Interests of the Initial Members as at the Commencement Date are set out in Schedule 1;

“Quorum” means the number or percentage of Members specified in Schedule 1;

“Registered Office” means the address set out in clause 2 of this Agreement or such other address as shall from time to time be registered by the LLP at Companies House as its registered office;

references to “repayments” are references to amounts of money repaid to any Members from the banking accounts of the LLP or the value of any assets transferred to them by the LLP;

“Representative Board” means the representative board of the LLP as referred to in clause 4;

“Representative Board Member” means each agent appointed by the Members to whom the Members have delegated their powers and who has not had such delegated authority removed or revoked;

“Residual Assets” means such assets as may remain within the LLP upon any winding up or dissolution of it after payment of all third-party debts and liabilities (including the costs and expenses of any such winding up or dissolution) and all sums due to Members in respect of their Members’ Funds, and after the release to them of any tax reserves held for them;

references to a “special resolution” are references to a resolution which needs to be passed by not less than the Specified Majority of the Members;

“Special Majority” means not less than the number or percentage of the Membership Interests specified in Schedule 1;

references to ‘unallocated profits and losses’ are references to profits and losses of the LLP which are not allocated profits and losses;

references to a ‘working day’ are references to any day from Monday to Friday inclusive save for any such day which is a bank or statutory holiday;

1.2	unless the context otherwise requires:

(a)	reference to any profits or losses of the LLP includes a reference to profits and losses of a capital nature,

(b)	reference to any stature or statutory provision includes a reference to that statute or provision as from time to time amended, extended, re-enacted or consolidated and to all statutory instruments or orders made under it,

(c)	words denoting the singular number only include the plural and vice versa,

(d)	words denoting any gender include all genders and words denoting persons include firms and corporations and vice versa,

(e)	reference to any clause, sub-clause, paragraph or Schedule is to a clause, sub-clause, paragraph or Schedule (as the case may be) of or to this agreement,

(f)	reference to the death of a Member shall include reference to the dissolution, winding up or striking off a corporate Member,

(g)	any reference to a percentage or fraction of the Members shall if appropriate be rounded up to the nearest whole number; and

(h)	the headings in this document are inserted for convenience only and shall not affect the construction or interpretation of this agreement.

2	Incorporation, commencement, duration and membership

2.1	The certificate of registration of the LLP issued under the Act shall be kept at the Registered Office.

2.2	The Registered Office of the LLP shall be at 7 Albermarle Street, London W1S 4HQ, United Kingdom.

2.3	The provisions of this Agreement shall take effect on the Commencement Date.

2.4	Unless otherwise agreed by the Representative Board, the LLP shall act as an investment partnership and shall be permitted (unless otherwise restricted by law or regulation) to (a) manage and deal with the moneys of the LLP in or upon investments or securities of any nature and generally to acquire, hold, deal in or otherwise dispose of investments and other securities), (b) receive money on deposit or loan from any person, firm or company, (c) make advances to any person, firm or company with or without security; (d) pledge or otherwise secure or encumber any of the assets or undertaking of the LLP in connection with the Proposed Transactions, and (e) such other business to be carried on by the LLP as shall be agreed by the Members in accordance with this Agreement.

2.5	The business of the LLP shall at all times be carried out in the United Kingdom and all business of the LLP shall, unless otherwise agreed by the Representative Board, be conducted from the Registered Office of the LLP.

2.6	The LLP shall continue until wound up in accordance with the provisions of the Act.

2.7	The provisions of clause 2.8 below shall apply if any additional Members are appointed.

2.8	A memorandum of any such appointment as is referred to in clause 2.7 above shall be drawn up and signed by not less than the Specified Majority of the Representative Board and by the new Member who by his signature shall be deemed to have agreed to incorporate into the terms of his membership the provisions of this Agreement and to become a party to this Agreement.

3	Name and registered office

3.1	The Representative Board may from time to time determine upon:

(a)	a change in the name of the LLP; and/or

(b)	a change in the Registered Office (provided always that the Registered Office remains within the United Kingdom).

3.2	Upon any change in the name of the LLP and/or the Registered Office it shall be the responsibility of the Representative Board to notify Companies House of any such change in accordance with the Act.

3.3	The Representative Board shall maintain on behalf of the LLP such registers of the details of the Members as shall be required by the Companies Acts and shall promptly notify Companies House as so required of any changes in the particulars in those registers.

4	Representative Board

4.1	The Members shall each delegate their powers in respect of the LLP to their agents who shall be deemed to be appointed to the Representative Board with effect from the date of this Agreement.

4.2	Each Member may appoint one of its agents to act as its representative under this Agreement. Such representatives shall be deemed to represent the Membership Interests of their Appointing Member in all respects as regards to the LLP. The initial Representative Board Members will be Daniel D. Greenwell (on behalf of Tronox Limited) and Michael J. Foster (on behalf of Tronox Global Holdings Pty Ltd).

4.3	Subject to clause 4.2 above, each Member may from time to time and at such Member’s sole discretion appoint or remove any such agent.

4.4	A representative Board Member may resign from the Representative Board at any time by giving not less than 10 days notice in writing to the LLP.

4.5	Subject to clauses 4.6 and 4.7 of this Agreement, the management of the LLP on a day-to-day basis shall be managed by the Representative Board, who may exercise all of the powers of the LLP.

4.6	The Representative Board may delegate any of its powers to any one or more Representative Board Members either collaterally or to the exclusion of its own powers. Any such delegation may be subject to any conditions which the Representative Board sees fit, and may be revoked or altered by the Specified Majority of the Representative Board at any time.

4.7	The Representative Board may, by power of attorney or otherwise, appoint any person to be the agent of the LLP for such purposes and on such conditions as the Representative Board sees fit.

5	Proceedings of the Representative Board

5.1	Meetings of the Representative Board shall be held from time to time as the Representative Board may determine. All such meetings shall be held in the United Kingdom (at the Registered Office of the LLP or such other location in the United Kingdom as may agreed by the Representative Board Members from time to time). Attendance at meeting of the Representative Board by teleconference shall be permitted provided that a majority of the Representative Board are physically present at the meeting of the Representative Board in the United Kingdom.

5.2	Not less than one week’s notice of any such meeting shall be given to all those entitled to attend the same provided that:

(a)	any resolution passed at a meeting of which shorter notice or no notice has been given shall be deemed to have been duly passed if all of the Representative Board Members were in fact present or it is afterwards ratified by them at a subsequent meeting; and

(b)	a resolution in writing signed as approved by the Representative Board Members shall be as valid as a resolution passed at a meeting of them.

5.3	Meetings of the Representative Board shall be chaired by a chairman appointed by the Representative Board Members to serve for such term as they may determine or, in default of such appointment or if the person nominated is absent from a meeting, by a chairman appointed at the meeting.

5.4	A Representative Board Member may in writing appoint another Representative Board Member to act as his proxy to vote on his behalf on a resolution, either in accordance with such instructions as may be given in the appointment or at the discretion of the Representative Board Member acting as proxy.

5.5	No business shall be conducted at any meeting unless the Quorum is present in person or by proxy within 30 minutes of the time appointed for the start of the meeting. If the Quorum is not present within the stated period then the meeting shall be adjourned until the same time 7 days later and at the same place.

5.6	If any adjourned meeting is held in accordance with clause 5.5 above, it may proceed if the Quorum is present in person or by proxy within 30 minutes of the time set for commencement, but if this requirement is not fulfilled the meeting shall be cancelled.

5.7	Minutes shall be kept of all meetings and (subject to any agreed amendments) shall be approved at the meeting of the Representative Board to which such minutes relate and shall become binding once signed by the chairman of that meeting.

5.8	At any meeting when a resolution is put to a vote each of the Representative Board Members who is voting, whether in person or by proxy, shall have one vote for each Membership Interest represented.

5.9	Save as set out in clauses 5.10 and 5.11 below, a simple majority vote of the Representative Board shall be required for any resolution of whatever nature to be passed at any Representative Board meeting.

5.10	Any resolution which proposes an alteration or amendment to this agreement for which no specific process of variation is otherwise provided shall require unanimity of all Representative Board Members present and voting at a meeting.

5.11	A special resolution, namely one passed by a vote of the Specified Majority of the Representative Board at a meeting of the Representative Board, shall be required for any of the following purposes:

(a)	any matter which is specified in this agreement as requiring a special resolution;

(b)	the admission to membership of the LLP of any person;

(c)	the appointment of any Member as a Designated Member or the revocation of any such appointment;

(d)	the appointment of all Members for the time being as Designated Members or any reversal of any such resolution;

(e)	any determination to be made under the Insolvency Act 1986 including in particular, but without limitation, any determination to propose for a voluntary arrangement in respect of or a voluntary winding up of the LLP;

(f)	any decision to appoint any Member(s) as delegates empowered on behalf of the LLP to approve or reject under the Insolvency Act 1986 Section 4(5A) any modifications to any proposed voluntary arrangement in respect of the LLP;

(g)	any decision to appoint, remove or fill a vacancy in the office of a liquidator of the LLP;

(h)	any decision to give or withhold any sanction required under the Insolvency Act 1986 including in particular, but without limitation, any sanction under the Insolvency Act 1986 Section 110(3) or 165(2);

(i)	any determination to wind up the LLP; and

(j)	any determination to acquire, merge with or be acquired by any other person, firm, LLP or company.

5.12	For the avoidance of doubt no Representative Board Member acting on behalf of a Member who is at any time within any of the circumstances prescribed by Section 7(1) of the Act shall have any entitlement to attend or vote at any meeting of the Representative Board or any grouping of them and any reference to a quorum or to a resolution to be signed by the Representative Board shall be deemed to exclude reference to any such Representative Board Member.

6	Limitations on Representative Board Members’ powers

Limitations on the powers of any individual Representative Board Member to act as an agent of the LLP or otherwise shall apply so that no Representative Board Member shall without the consent of the Members:

(a)	knowingly cause or permit or suffer to be done anything whereby the property of the LLP may be taken in execution or otherwise endangered;

(b)	have any dealings with any person, partnership, LLP or limited company with whom or which the LLP has previously resolved not to deal; or

(c)	be entitled to make any application to the court under the Companies Act 2006 Part 30.

7	Accounts

7.1	It shall be the responsibility of the Representative Board to ensure that proper books of account as to the affairs of the LLP (which shall for the avoidance of doubt be deemed to include any computerised accounting system(s) from time to time used by the LLP) shall be kept properly posted.

7.2	Such books of account (including the data held on any such computerised system as is referred to in clause 7.1 above) shall be:

(a)	kept at the Registered Office or at such other place as the LLP may from time to time determine;

(b)	denominated in US dollars; and

(c)	open to inspection by the Members who may take copies of all entries.

7.3	The Representative Board shall (acting where appropriate in accordance with the requirements of the Companies Acts including in particular, but without limitation, requirements as to the qualifications necessary for the auditing of an LLP’s accounts):

(a)	be deemed to appoint the Accountants as auditors of the LLP for the next ensuing Accounting Period;

(b)	appoint auditors for each Accounting Period;

(c)	have power to remove the auditors from office; and

(d)	have power to fix the remuneration of the auditors.

7.4	The Representative Board may from time to time determine to amend the Accounts Date.

7.5	A profit and loss account shall be taken in every year on the Accounts Date and a balance sheet (taking no account of goodwill) shall be prepared in the United Kingdom in accordance with the then current Accounting Standards and in such format and giving such information, notes and disclosure of the interests of the Members in the LLP as may be required by the Companies Acts.

7.6	The accounts to be prepared in accordance with clause 7.5 above shall be:

(a)	audited by the Accountants in accordance with the Companies Acts (unless the LLP shall be exempted by that Act from the requirement for its accounts to be audited);

(b)	approved by the Members in accordance with the Companies Acts;

(c)	signed by a Designated Member in the United Kingdom;

(d)	binding on all Members after approval save that any Member may request the rectification of any manifest error discovered in any such accounts within 3 months of receipt of the same; and

(e)	distributed to all Members (and to the holders of any debentures which may have been issued by the LLP) as required by the Companies Acts.

8	Banking arrangements

8.1	The lead bankers of the LLP shall be the Bank and/or such other bank as the Representative Board may from time to time determine as being the lead bank or a subsidiary bank of the LLP.

8.2	All money, cheques and drafts received by or on behalf of the LLP solely shall be paid promptly into the bank account of the LLP (which for the avoidance of doubt shall be a United Kingdom bank account) and all securities for money shall be promptly deposited in the name of the LLP with the Bank.

8.3	All cheques drawn on or instructions for the electronic transfer of money from any such account as is mentioned in this clause 8 shall be in the name of the LLP and may be drawn or given by any Representative Board Member.

9	Capital accounts and Membership Interests

9.1	Membership Interests shall be issuable in US$1.00 increments. Each Membership Interest will entitle a Member to one vote and shall otherwise be identical to each other Membership Interest in all respects.

9.2	Within 10 Business Days of the Commencement Date Tronox Global Holdings Pty Ltd. shall make a contribution of US$9,900 and Tronox Limited shall make a contribution of US$100, such amounts shall constitute the initial Membership Interests of such Members.

9.3	Capital accounts shall be kept in respect of each Member showing the amount of contributions and repayments made by or to such member.

9.4	The Representative Board may, from time-to-time, elect to issue Membership Interests (with such rights as the Members may from time to time specify) to any other person and may designate the rights and restrictions applicable to such Membership Interests.

10	Profits and losses

10.1	The profits and losses of the LLP shall accrue for the benefit of the Members in accordance with the following provisions:

(a)	all profits and other sums to be credited to a Member shall be held by the LLP for the benefit of the Members in accordance with their Membership Interests;

(b)	all sums to be debited against a Member shall be debited against sums accrued for the benefit of such Members in the accounts of the LLP;

(c)	if any sums are to be debited against a Member at any time when all accrued profits standing to the benefit of such Member in the accounts of the LLP shall have been exhausted, then, for the avoidance of doubt:

(i)	the LLP shall have the power (at its discretion) to transfer monies from that Member’s capital account in or towards satisfaction of such debit balance; and

(ii)	the Member may be required to repay to the LLP the whole of such debit balance at such time and in such manner as the LLP may prescribe;

(d)	the Representative Board may at any time determine to allocate by way of credit or debit at such time as it may specify all or any part of any profits earned or losses incurred by the LLP in respect of any Accounting Period;

(e)	all sums shown in the accounts of the LLP as profits or losses in respect of any Accounting Period shall be reviewed immediately before the approval of the accounts for any Accounting Period and the Representative Board shall at that time determine in its absolute discretion whether to allocate by way division amongst the Members, all or any of those profits or losses; and

(f)	in the event that at any time at which the LLP is required to submit a computation of the profits and losses of the LLP for income tax purposes there shall be any unallocated profits and losses then for the purposes of that return those profits and losses shall be deemed to have been divided in accordance with clause 10.2 below (upon the basis that if there shall be any subsequent actual allocation of such profits and losses an adjustment shall be made in the next available tax return to allow for such allocation).

10.2	Notwithstanding the previous provisions of this clause 10 the Representative Board shall on the taking of the annual accounts provided for in clause 7 above reserve out of allocated profits due to Members before their distribution such amount as the Representative Board shall determine in order to provide further working capital for the LLP and shall give details of such amounts to all Members.

11	Proceedings of Members

11.1	Meetings of Members shall be held in the United Kingdom annually or from time-to-time as the Members may otherwise determine.

11.2	Not less that one week’s notice of any such meeting shall be given to all those entitled to attend the same provided that:

(a)	any resolution passed at a meeting of which shorter notice or no notice has been given shall be deemed to have been duly passed if all of the Members were in fact present or it is afterwards ratified by them at a subsequent meeting; and

(b)	a resolution in writing signed as approved by the Members shall be as valid as a resolution passed at a meeting of them.

11.3	Meetings of the Members shall be chaired by a chairman appointed by the Members to serve for such term as they may determine or in default of such appointment or if the person nominated is absent from a meeting, by a chairman appointed at the meeting.

11.4	A Member may in writing appoint another Member to act as his proxy to vote on his behalf on a resolution, either in accordance with such instructions as may be given in the appointment or at the discretion of the Member acting as proxy.

11.5	No business shall be conducted at any meeting unless the Quorum is present in person or by proxy within 30 minutes of the time appointed for the start of the meeting. If the Quorum is not present within the stated period then the meeting shall be adjourned until the same time 7 days later and at the same place.

11.6	If any adjourned meeting is held in accordance with clause 11.5 above, it may proceed if the Quorum is present in person or by proxy within 30 minutes of the time set for commencement, but if this requirement is not fulfilled the meeting shall be cancelled.

11.7	Minutes shall be kept of all meetings and (subject to any agreed amendments) shall be approved at the next meeting of the Members and signed by the chairman of that meeting, whereupon they shall become binding.

11.8	At any meeting when a resolution is put to a vote each of the Members who is voting, whether in person or by proxy, shall have one vote for each Membership Interest represented.

11.9	Any resolution put to a meeting of the Members shall be passed by a simple majority unless this Agreement requires such resolution to be passed by the Specified Majority.

12	Representative Board Members’ and Members’ obligations and duties

12.1	All Representative Board Members and Members shall:

(a)	conduct themselves in a proper and responsible manner and use their best skill and endeavour to promote the business and undertaking of the LLP;

(b)	show the utmost good faith to the LLP in all transactions relating to the business and the affairs of the LLP and give the LLP a true account of all such dealings; and

(c)	comply with all statutes, regulations, professional standards and other provisions as may from time to time govern the conduct of the business of the LLP or be determined by the LLP as standards to be voluntarily applied by the LLP to the business of the LLP.

12.2	For the avoidance of doubt the Members and Representative Board Members shall not owe fiduciary duties to each other or to the LLP (save for such fiduciary duties to the LLP as are expressed in this Agreement or are implied by their status as agents of the LLP).

13	Indemnity and expenses

The LLP shall indemnify each Representative Board Member and each Member from and against any claims, costs and demands arising out of payments made by them or liabilities incurred by them in the performance by them of their duties as a Representative Board Member or a Member in the normal course of the operation of the LLP or in respect of anything necessarily done by him for the preservation of the business or the property of the LLP.

14	Winding up

14.1	For the avoidance of doubt no Member has agreed with the other Members or with the LLP that he shall in the event of the winding up of the LLP contribute in any way to the assets of the LLP in accordance with the Insolvency Act 1986 Section 74.

14.2	In the event of the winding up of the LLP the Residual Assets shall (unless otherwise unanimously agreed) belong and be distributable to the Members in proportion to their Membership Interests at the time of such repayment.

15	Notices

Any notice herein referred to shall be in writing and shall be sufficiently given to or served on the person to whom it is addressed if it is: (a) handed to that person; (b) delivered to or sent in a prepaid first class letter by recorded mail, addressed to the person at the address designated by them from time to time; or (c) delivered or sent by way of electronic mail, addressed to the person at the address designated for them from time to time.

16	Entire agreement

16.1	This agreement constitutes the whole of the agreement between the Initial Members and the LLP as to the business and undertaking of the LLP.

16.2	It is expressly declared that no variations to this agreement shall be effective unless made in writing, dated and signed by the parties for the time being to this agreement.

17	Third Parties

No person who is not a party for the time being to this agreement shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

18	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with English law.

Signed by
For and on behalf of Tronox Global Holdings Pty Ltd

Date

Signed by	/s/
For and on behalf of Tronox Limited

Date

Signed by
For and on behalf of Tronox International Finance LLP

Date

SCHEDULE 1

Accountants: Grant Thornton LLP

Accounts Date: 31 December

Bank: Well Fargo (International), London Branch

Commencement Date: 10 May 2012

Designated Members: Tronox Global Holdings Pty Ltd. and Tronox Limited

Initial Members: Tronox Global Holdings Pty Ltd. and Tronox Limited

Membership Interests:

Tronox Global Holdings Pty Ltd: 9900

Tronox Limited: 100

The Quorum: A majority of the Members or the Representative Board Members (as applicable)

The Specified Majority: Over 50 per cent of the Membership Interests or the Membership Interests represented by the Representative Board.